Exhibit 23.3
Consent of Independent Registered
Public Accounting Firm
We have issued our report dated October 14, 2010, with respect to the consolidated financial statements of Zayo Group, LLC contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.
/s/ GRANT THORNTON LLP
Denver, Colorado
October 14, 2010